Exhibit 5(d)

CLIFFORD CHANCE

SOCIETE EN COMMANDITE SIMPLE,
INSCRITE AU BARREAU DE LUXEMBOURG
10 BOULEVARD G.D. CHARLOTTE
B.P. 1147
L-1011 LUXEMBOURG
GRAND-DUCHÉ DE LUXEMBOURG

TEL +352 48 50 50 1
FAX +352 48 13 85
www.cliffordchance.com

CAPACITY OPINION

CLIFFORD CHANCE OPINION LETTER (LUXEMBOURG LAW) EATON CORPORATION

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Our reference: 80-4066587 / SJ/ CIS / SRA Steve.Jacoby@cliffordchance.com 28 February 2018

To:    Eaton Controls (Luxembourg) S.à r.l.
12, rue Eugène Ruppert,
L-2453 Luxembourg,
Grand Duchy of Luxembourg

Eaton Technologies (Luxembourg) S.à r.l.
12, rue Eugène Ruppert,
L-2453 Luxembourg,
Grand Duchy of Luxembourg

Cooper Offshore Holdings S.à r.l.
12, rue Eugène Ruppert,
L-2453 Luxembourg,
Grand Duchy of Luxembourg

the "Addressees"

Dear Sirs
We have acted as Luxembourg legal advisers to the Luxembourg Obligors (as defined in Schedule 2 (Luxembourg Obligors))in connection with an automatically effective shelf registration statement on Form S-3 (the "Registration Statement") dated 28 February 2018 to be filed by Eaton Corporation plc with the Securities and Exchange Commission ("SEC") under the US

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Securities Act of 1933, as amended, whereby the Luxembourg Obligors and certain other issuers and guarantors will be registrants in relation to the offering and selling, from time to time, in one or more offerings, whether through one or more underwriters, dealers and agents, or directly to purchasers and whether on a continuous or delayed basis of, debt securities, guarantees of such debt securities, preference shares, ordinary shares, depositary shares and warrants, as well as units that include any of these securities or securities of other entities, whether convertible into or exercisable or exchangeable for ordinary or preference shares or other securities of Eaton Corporation plc or debt or equity securities of one or more other entities (the "Securities Offerings"). Debt securities and guarantees, if any, will be issued pursuant to the terms and conditions of a New York law governed indenture in the form of the indenture attached to the Registration Statement as Exhibit 4, to be entered into, by and between, among others, the Luxembourg Obligors as issuers and/or guarantors and The Bank of New York Mellon Trust Company, N.A. as trustee (the "Indenture") and to be filed with the SEC (the "Transaction").

1.	INTRODUCTION

1.1	Transaction Documents
The opinions given in this opinion letter (the "Opinion Letter") relate to the following documents entered into in connection with the Transaction (the "Transaction Documents"):

1.1.1	The Indenture.

1.1.2	The Registration Statement.

1.2	Defined terms and Interpretation
Terms defined in the Transaction Documents shall have the same meaning in this Opinion Letter, unless otherwise defined herein (and in particular in paragraph 1.1 (Transaction Documents) and in Schedule 1 (Definitions)).
Headings in this Opinion Letter are for ease of reference only and shall not affect its interpretation.
In this Opinion Letter, Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This Opinion Letter may therefore only be relied upon under the express condition that any issues of interpretation arising thereunder will be governed by Luxembourg law.

1.3	Legal review
We have not reviewed any documents other than the Transaction Documents and the Corporate Documents, and this Opinion Letter does not purport to address any legal issues that arise in relation to such other documents that may be or come into force between the Parties, even if there is a reference to any such documents in the Transaction Documents or the Corporate Documents or on the impact such documents may have on the opinions expressed in this Opinion Letter.

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1.4	Applicable law
The opinions given in this Opinion Letter are confined to and given on the basis of Luxembourg law as currently applied by the Luxembourg courts as evidenced in published case-law. We have made no independent investigation of any other laws for the purpose of this Opinion Letter and do not express or imply any opinion in relation to any such laws. In particular, as Luxembourg qualified lawyers we are not qualified nor in a position to assess the meaning and consequences of the terms of the Transaction Documents under the relevant foreign governing or applicable law and we have made no investigation into such laws as a basis for the opinions expressed hereafter and do not express or imply any opinion thereon, including in relation to any implied terms, statutory provisions referred to therein or any other consequences arising from the entry into or performance under the Transaction Documents under such laws. Accordingly, our review of the Transaction Documents has been limited to the terms of such documents as they appear on the face thereof without reference to their governing laws or any other applicable law (other than Luxembourg law).
The opinions given in this Opinion Letter are given on the basis that it is governed by and construed in accordance with the laws of Luxembourg and will be subject to the jurisdiction of the courts of Luxembourg.

1.5	Assumptions and reservations
The opinions given in this Opinion Letter are given on the assumptions set out in Schedule 4 (Assumptions) and are subject to the reservations set out in Schedule 5 (Reservations). The opinions given in this Opinion Letter are strictly limited to the matters stated in paragraph 2 (Opinions) and do not extend to any other matters.

2.	OPINIONS
We are of the opinion that:

2.1	Corporate existence
Each Luxembourg Obligor is a company incorporated and validly existing in Luxembourg as a société à responsabilité limitée.

2.2	Capacity and Authorisation

2.2.1	Each Luxembourg Obligor has the capacity and power to enter into the Transaction Documents and to perform its obligations under the Transaction Documents.

2.2.2	All necessary corporate action has been taken to enable the Luxembourg Obligors validly to enter into and to perform their obligations under the Transaction Documents.

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2.3	Due execution

2.3.1	Each Luxembourg Obligor has duly executed the Registration Statement.

2.3.2	Each Luxembourg Obligor will have duly executed the Indenture, once executed by any Designated Person on its behalf.

2.4	No conflict
Neither the entry by each Luxembourg Obligor into the Transaction Documents nor the performance by each Luxembourg Obligor of its obligations under the Transaction Documents constitute a violation of its Constitutional Documents.

2.5	Licence to carry on business
No consents, authorisations, licences, approvals or registrations are required from any governmental or prudential authorities in Luxembourg to enable each Luxembourg Obligor lawfully to enter into the Transaction Documents and to perform the obligations expressed to be assumed by it therein.

3.	NO INSOLVENCY PROCEEDINGS
According to the Negative Certificates, no Judicial Decision opening Judicial Proceedings against any of the Luxembourg Obligors has been registered with the RCS on the date stated therein. The Negative Certificates do not indicate whether a Judicial Decision has been taken or a Judicial Proceeding has been opened. The registration of a Judicial Decision must be requested by the legally determined persons at the latest one month after the Judicial Decision has been rendered. As a consequence a delay exists between the moment where the event rendering the registration with the RCS necessary occurs and the actual registration of the Judicial Decision in the RCS. It may furthermore not be excluded that no registration has occurred during the legally prescribed period of one month if no request for registration has been made. As a consequence the Negative Certificates are not conclusive as to the opening and existence or not of Judicial Decisions or Judicial Proceedings and should not be relied upon as such. The Negative Certificates do, for the avoidance of doubt, not purport to indicate whether or not a petition or order for any of the Judicial Proceedings has been presented or made.

4.	SCOPE OF OPINION
We have not been responsible for advising any party to the Transaction other than Eaton Corporation and the delivery of this Opinion Letter to any person other than Eaton Corporation does not evidence an existence of any such advisory duty on our behalf to such person.
We express no opinion as to any taxation matters or transfer pricing matters generally or liability to tax which may arise or be suffered as a result of or in connection with the Transaction Documents or the Transaction or on the impact which any tax laws may have on the opinions expressed in this Opinion Letter.

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No opinion (except to the extent expressly opined upon herein) is expressed or implied in relation to the accuracy of any representation or warranty given by or concerning any of the parties to the Transaction Documents or whether such parties or any of them have complied with or will comply with any covenant or undertaking given by them or any obligations binding upon them.
Except in as far as the entry by the Luxembourg Obligors into and the performance by the Luxembourg Obligors of their obligations under the Transaction Documents is concerned, we express no opinion on any applicable licensing or similar requirements.
We express no opinion on the applicability of the Regulation (EU) No 648/2012 of the European Parliament and of the Council of 4 July 2012 on OTC derivatives, central counterparties and trade repositories or any delegated or implementing regulations (together the "EMIR Regulations") or of Regulation (EU) 2015/2365 of the European Parliament and of the Council of 25 November 2015 on transparency of securities financing transactions and of reuse and amending Regulation (EU) No 648/2012 or implementing regulations ("SFTR Regulations") or any obligations arising for the parties pursuant to each of the EMIR Regulations and the SFTR Regulations.
This Opinion Letter does not contain any undertaking to update it or to inform the Addressees of any changes in the laws of Luxembourg or any other laws which would affect the content thereof in any manner.
In this Opinion Letter we do not analyse the question of whether the Transaction Documents create legal, valid and enforceable obligations of any Party.

5.	ADDRESSEES AND PURPOSE
This Opinion Letter is provided in connection with the Transaction and is addressed to and is solely for the benefit of the Addressees.
It may not be relied upon by any other person, or used for any other purpose, or quoted or referred to in any public document, or filed with any government agency or another person, nor may its existence or contents be disclosed to any person, without, in any such case, our prior written consent, except that we hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Opinions" in the prospectus included therein. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the US Securities Act 1933 or the rules and regulations of the SEC thereunder.

Yours faithfully,
CLIFFORD CHANCE

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/s/ Steve Jacoby*
Avocat à la Cour

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SCHEDULE 1
DEFINITIONS
"Authorised Signatories" means, in respect of each Luxembourg Obligor, the persons defined as such under the heading Board Resolutions in paragraph 2 of Schedule 3 (Documents).
"Board Resolutions" means, in respect of each Luxembourg Obligor, the board resolutions listed under the heading Board Resolutions in paragraph 2 of Schedule 3 (Documents).
"Constitutional Documents" means, in respect of each Luxembourg Obligor, the constitutional documents listed under the heading Constitutional Documents in paragraph 2 of Schedule 3 (Documents).
"Corporate Documents" means the documents listed in paragraph 2 of Schedule 3 (Documents).
"Directive 2006/43/EC" means Directive 2006/43/EC of the European Parliament and of the Council of 17 May 2006 on statutory audits of annual accounts and consolidated accounts, as amended.
"Excerpts" means all of the excerpts listed under the heading Excerpts in paragraph 2 of Schedule 3 (Documents).
"Judicial Decision" means any judicial decision opening Judicial Proceedings.
"Judicial Proceedings" means one of the judicial proceedings referred to in article 13, items 2 to 11 of the RCS Law, including in particular, bankruptcy (faillite), controlled management (gestion contrôlée), suspension of payments (sursis de paiement), arrangement with creditors (concordat préventif de la faillite) and judicial liquidation (liquidation judiciaire) proceedings.
"Law on Commercial Companies" means the Luxembourg law dated 10 August 1915 on commercial companies, as amended.
"Luxembourg" means the Grand Duchy of Luxembourg.
"Luxembourg Obligors" means each of the companies specified in Schedule 2 (Luxembourg Obligors).
"Negative Certificates" means all negative certificates listed under the heading Negative Certificates in paragraph 2 of Schedule 3 (Documents).
"Other Party" means each party to the Transaction Documents other than the Luxembourg Obligors.
"Parties" means all of the parties to the Transaction Documents.
"Prospectus" means the form of prospectus included in the Registration Statement.

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"Prospectus Directive" means Directive 2003/71/EC of the European Parliament and of the Council of November 4, 2003 on the prospectus to be published when securities are offered to the public or admitted to trading, as amended from time to time.
"Prospectus Law" means the Luxembourg law dated 10 July 2005 on prospectus for securities, as amended from time to time, and implementing the Prospectus Directive.
"RCS" means the Luxembourg register of commerce and companies.
"RCS Law" means the Luxembourg law dated 19 December 2002 relating to the register of commerce and companies as well as the accounting and the annual accounts of companies, as amended.
"Regulation 537/2014" means Regulation (EU) No 537/2014 of the European Parliament and of the Council of 16 April 2014 on specific requirements regarding statutory audit of public-interest entities.
"Regulation 2015/848" means Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).
"RESA" means the central electronic platform of official publication for companies and associations (Recueil électronique des sociétés et associations).
"Securities" means any securities issued pursuant to the Indenture or the Registration Statement.

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SCHEDULE 2
LUXEMBOURG OBLIGORS
COOPER OFFSHORE HOLDINGS S.À R.L., a société à responsabilité limitée, having its registered office at 12, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg, registered with the RCS under number B 183.444 ("Cooper Offshore Holdings").
EATON TECHNOLOGIES (LUXEMBOURG) S.À R.L., a société à responsabilité limitée, having its registered office at 12, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg, registered with the RCS under number B 172.818 ("Eaton Technologies").
EATON CONTROLS (LUXEMBOURG) S.À R.L., a société à responsabilité limitée, having its registered office at 12, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg, registered with the RCS under number B 9.145 ("Eaton Controls").

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SCHEDULE 3
DOCUMENTS
We have reviewed only the following documents for the purposes of this Opinion Letter.

1.	TRANSACTION DOCUMENTS

(a)	An executed copy of the Registration Statement.

(b)	The form of Indenture contained in exhibit 4 of the Registration Statement.

2.	CORPORATE DOCUMENTS

2.1	Relating to Cooper Offshore Holdings:

(a)	Constitutional Documents
A copy of a notarial deed of incorporation dated 28 December 2013 and containing its initial articles of association.

(b)	Board Resolutions
A copy of the minutes of the meeting of its board of managers held on 11 October 2016 and during which its board of managers has adopted resolutions for the purpose of allowing the granting of guarantees for debt obligations of any member of the Eaton Group to which it is a party and authorising each of its managers, acting individually to execute the documents required for that purpose on its behalf.
A copy of a written resolution of its board of managers dated 23 February 2018 and approving the terms of the Transaction Documents (i) authorising Johannes Vosman, Ian Yule and Grégory Dujardin, Craig Arnold, Ken D. Semelsberger, Richard H. Fearon (the "Designated Persons"), each acting individually to execute the Transaction Documents on its behalf and (ii) authorising Thomas E. Moran, Nigel Crawford, Estelle Diggin and Nicolas Papaioannou, each acting individually (the "Additional Authorised Signatories", together with the Designated Persons, the "Authorised Signatories") to execute the Registration Statement on its behalf.

(c)	Excerpt
An excerpt from the RCS dated 28 February 2018.

(d)	Negative Certificate
A certificate from the RCS dated 28 February 2018 stating that as of 27 February 2018, no Judicial Decision has been registered with the RCS by application of article 13, items 2 to 12 and article 14 of the RCS Law, according to which Cooper Offshore Holdings would be subject to Judicial Proceedings.

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2.2	Relating to Eaton Technologies:

(a)	Constitutional Documents
A copy of its coordinated articles of association dated 11 October 2013.

(b)	Board Resolutions
A copy of the minutes of the meeting of its board of managers held on 11 October 2016 and during which its board of managers has adopted resolutions for the purpose of allowing the granting of guarantees for debt obligations of any member of the Eaton Group to which it is a party and authorising each of its managers, acting individually to execute the documents required for that purpose on its behalf.
A copy of a written resolution of its board of managers dated 23 February 2018 and approving the terms of the Transaction Documents (i) authorising Johannes Vosman, Ian Yule and Grégory Dujardin, Craig Arnold, Ken D. Semelsberger, Richard H. Fearon (the "Designated Persons"), each acting individually to execute the Transaction Documents on its behalf and (ii) authorising Thomas E. Moran, Nigel Crawford, Estelle Diggin and Nicolas Papaioannou, each acting individually (the "Additional Authorised Signatories", together with the Designated Persons, the "Authorised Signatories") to execute the Registration Statement on its behalf.

(c)	Excerpt
An excerpt from the RCS dated 28 February 2018.

(d)	Negative Certificate
A certificate from the RCS dated 28 February 2018 stating that as of 27 February 2018, no Judicial Decision has been registered with the RCS by application of article 13, items 2 to 12 and article 14 of the RCS Law, according to which Eaton Technologies would be subject to Judicial Proceedings.

2.3	Relating to Eaton Controls:

(a)	Constitutional Documents
A copy of its coordinated articles of association dated 30 December 2013.

(b)	Board Resolutions
A copy of the minutes of the meeting of its board of managers held on 11 October 2016 and during which its board of managers has adopted resolutions for the purpose of allowing the granting of guarantees for debt obligations of any member of the Eaton Group to which it is a party and authorising each of its managers, acting individually to execute the documents required for that purpose on its behalf.

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A copy of a written resolution of its board of managers dated 23 February 2018 and approving the terms of the Transaction Documents (i) authorising Johannes Vosman, Ian Yule and Grégory Dujardin, Craig Arnold, Ken D. Semelsberger, Richard H. Fearon (the "Designated Persons"), each acting individually to execute the Transaction Documents on its behalf and (ii) authorising Thomas E. Moran, Nigel Crawford, Estelle Diggin and Nicolas Papaioannou, each acting individually (the "Additional Authorised Signatories", together with the Designated Persons, the "Authorised Signatories") to execute the Registration Statement on its behalf.

(c)	Excerpt
An excerpt from the RCS dated 28 February 2018.

(d)	Negative Certificate
A certificate from the RCS dated 28 February 2018 stating that as of 27 February 2018, no Judicial Decision has been registered with the RCS by application of article 13, items 2 to 12 and article 14 of the RCS Law, according to which Eaton Controls would be subject to Judicial Proceedings.

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SCHEDULE 4
ASSUMPTIONS
The opinions expressed in this Opinion Letter have been made on the following assumptions which are made both on the date of this Opinion Letter and on the date where the Transaction Documents have been or will be entered into and for any time period in between such dates.

1.	ORIGINAL AND GENUINE DOCUMENTATION

(a)	All signatures are genuine, all original documents are authentic and all copy documents are complete and conform to the originals.

(b)	The legal capacity of all managers and any other authorised signatories.

(c)	The Transaction Documents listed in Schedule 3 (Documents) have been executed on the date specified in that document by all parties to it.

(d)	The Registration Statement has been executed in the form of the execution copy reviewed by us.

(e)	The Indenture will be executed in the form attached as exhibit 4 of the executed Registration Statement.

(f)	The Registration Statement has in fact been signed on behalf of each of the Luxembourg Obligors by one of its Authorised Signatories.

(g)	The Indenture will in fact be signed on behalf of each of the Luxembourg Obligors by one of its Designated Persons.

2.	OTHER PARTIES

(a)	Each Other Party is duly incorporated or organised and validly existing.

(b)	Each Other Party has validly entered into the Transaction Documents.

3.	VALID OBLIGATIONS

(a)
All obligations under the Transaction Documents are valid, legally binding upon, validly perfected where required, and enforceable against, the Parties as a matter of all relevant laws (including the laws of Luxembourg).

(b)
All acts, conditions or things required to be fulfilled, performed or effected in connection with the Transaction Documents under the laws of any jurisdiction (other than Luxembourg but only to the extent opined herein) have been duly fulfilled, performed and effected.

(c)	There are no provisions of the laws of any jurisdiction other than Luxembourg that would adversely affect the opinions expressed in this Opinion Letter.

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4.	CORPORATE MATTERS

(a)	There have been no amendments to the Constitutional Documents.

(b)	The Excerpts are true, accurate and up to date both on the date of this Opinion Letter and on the date on which the Board Resolutions have been adopted.

(c)
The Negative Certificates are correct and up-to-date and all decisions and acts, the publication of which is required by applicable laws (including the RCS Law and the Law on Commercial Companies) have been duly registered within the applicable legal time periods with the RCS.

(d)	The Board Resolutions have been validly taken and all statements made therein are true, accurate and up-to-date.

(e)
The Board Resolutions, including the powers granted therein, have not been amended or rescinded and are in full force and effect and will be in full force and effect and will not have been amended, cancelled or revoked at the time when the Indenture will be entered into by any of the Luxembourg Obligors.

(f)
None of the Luxembourg Obligors is subject to bankruptcy (faillite), controlled management (gestion contrôlée), suspension of payments (sursis de paiement), arrangement with creditors (concordat préventif de la faillite), court ordered liquidation (liquidation judiciaire) or reorganisation, voluntary dissolution or liquidation (dissolution ou liquidation volontaire) or any similar procedure affecting the rights of creditors generally, whether under Luxembourg or any other law.

(g)
The place of the central administration (siège de l'administration centrale) and the centre of main interests of each Luxembourg Obligor is located at its registered office (siège statutaire) in Luxembourg and no Luxembourg Obligor has an establishment outside Luxembourg (each such terms as defined respectively in the Regulation 2015/848 or domestic Luxembourg law).

(h)	The entry into, the execution of and the performance under the Transaction Documents is in the corporate interest of the Luxembourg Obligors.

(i)
The Parties entered into the Transaction Documents with bona fide commercial intent, at arm's length and without any fraudulent intent or any intention to deprive of any benefit any other persons or parties (including creditors) or to breach or circumvent any applicable mandatory laws or regulations of any jurisdiction.

(j)
The aggregate amount of guarantees to be granted for the debt obligations of any member of the Eaton Group (being in aggregate at any point in time USD 5 billion) is not exceeded for each of the Luxembourg Obligors respectively by the guarantee granted under the Transaction Documents.

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(k)	No moneys borrowed under the Transaction Documents have been or will be used to finance or refinance an acquisition of or subscription to shares in any of the Luxembourg Obligors.

5.	SECURITIES

(a)	The proceeds of the issuance of the Securities will be used in accordance with the "Use of Proceeds" section stated in the Prospectus.

(b)	The offer and sale of the Securities has been and will be carried out in compliance with the Prospectus, including (but not limited to) any applicable selling restrictions.

(c)
The Securities will not be the subject of a public offering in any jurisdiction, including Luxembourg, for the purposes of the Prospectus Law or the Prospectus Directive or any other applicable law and no form of invitation, offer, application, advertisement or other material relating to the Securities is distributed or published in Luxembourg nor, except in such case in conformity with applicable laws and regulations, in any jurisdiction other than Luxembourg.

(d)
The Securities are not and will not be listed on a regulated market within the meaning of the Prospectus Law and/or the Prospectus Directive or any other applicable laws or regulations and are not and will not be listed or admitted to trading on any other market or trading venue in Luxembourg.

(e)
The requirements of any applicable law in respect of a listing on a multilateral trading facility in a European Economic Area Member State or any other jurisdiction of the Securities (if any) on any such stock exchange have been or will be fulfilled.

(f)	None of the Luxembourg Obligors will issue any Securities which are preference shares, ordinary shares, depositary shares, warrants or other forms of securities which are convertible into shares.

6.	NO OTHER DOCUMENTS
Save for those listed in Schedule 3 (Documents), there is no other agreement, instrument or other arrangement between any of the Parties which modifies or supersedes the Transaction Documents.

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SCHEDULE 5
RESERVATIONS
The opinions expressed in this Opinion Letter are subject to the following reservations.

1.	LIMITATIONS ARISING FROM INSOLVENCY LAW

(a)
The rights and obligations of the Parties under the Transaction Documents may be limited and the opinions expressed in this Opinion Letter may be affected by general principles and specific provisions of bankruptcy, insolvency, liquidation, reorganisation, resolution, administration, reconstruction or other laws affecting the enforcement of creditors’ rights generally.

(b)
Any power of attorney and mandate, as well as any other agency provisions granted and all appointments of agents made by the Luxembourg Obligors (including any appointments made by way of security), explicitly or by implication, will terminate by law and without notice upon the Luxembourg Obligors' bankruptcy (faillite) or judicial winding-up (liquidation judiciaire), and become ineffective upon the Luxembourg Obligors entering controlled management and suspension of payments (gestion contrôlée et sursis de paiement) (in both cases except in very limited circumstances).

2.	CORPORATE MATTERS

(a)
By application of Article 1200-1 of the Law on Commercial Companies, a company not respecting any provision of Luxembourg criminal law or which seriously contravenes any provision of the Luxembourg commercial code or any other Luxembourg law applicable to commercial companies may be put into judicial dissolution and liquidation upon the application of the public prosecutor.

(b)
The Constitutional Documents (as well as any other documents relating to the Luxembourg Obligors the publication of which is required by law) will only be enforceable against third parties after they have been published in the RESA, except where such third parties have knowledge thereof, whereas however third parties may rely thereon prior to such publication. For the 15 days following the publication, such documents would not be enforceable against third parties who prove that it was impossible for them to have knowledge thereof.

(c)
A company which has been incorporated, but whose articles of association adopted upon incorporation have not yet been published in the RESA will not be entitled to start any legal proceedings as plaintiff until such publication has been made.

(d)
Any provision in the Transaction Documents which constitutes, or purports to constitute, a restriction on the choice of auditor of a Luxembourg Obligor by its shareholders or members may contravene the requirements of Directive 2006/43/EC and Regulation 537/2014 and may therefore become null and void.

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3.	OTHER MATTERS
Any power of attorney expressed to be irrevocable and granted by or on behalf of a Luxembourg Obligor may as a matter of Luxembourg law (which a court may also apply to powers granted by or on behalf of a Luxembourg Obligor under foreign law), be subject to revocation or termination by or on behalf of the grantor despite its being expressed to be irrevocable, which causes the withdrawal of all powers to act on behalf of the grantor of the power of attorney.

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